STATE STREET CAPITAL TRUST
                              One Financial Center
                                Boston, MA 02111

 .

                                                                   June 28, 1993

State Street Research Investment
   Services, Inc.
One Financial Center
Boston, MA 02111

Gentlemen:

          This letter is to confirm to you that the Plan of Distribution Pursuant to Rule 12b-1 dated as of February 17, 1993 (the "Plan") adopted by State Street Capital Trust (the "Trust") shall apply to State Street Research Small Capitalization Growth Fund (the "Fund") as a "Series" thereunder and under the terms set forth in the then current prospectus and statement of additional information of the Fund, as from time to time amended. Fees payable under the Plan shall only apply to Fund shares which are designated as Class A, B or D shares as and when so described in any such effective prospectus and statement of additional information.

          Please indicate your acceptance of the above in accordance with the terms of the Plan by signing this letter as indicated below.

          The term "State Street Capital Trust" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement ("Master Trust Agreement") of the Trust dated February 5, 1993 as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. This Agreement has been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and


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exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                                  STATE STREET CAPITAL TRUST

                                                  By: /s/ Gerard P. Maus
                                                      -------------------------

ACCEPTED AND AGREED TO:

STATE STREET RESEARCH
  INVESTMENT SERVICES, INC.

By: [Unreadable]